Exhibit 99.1

Accufacts Pre-Employment Screening "Accufacts.com" Completes Acquisition of Maglio, Inc., a Pre-Employment Screening Services Company.

October 14, 1999 - Accufacts Pre-Employment Screening, Inc. announced today that it has completed its acquisition of Maglio, Inc., a pre-employment screening services company based in Longwood, Florida. Accufacts exchanged 177,471 common shares for Maglio, Inc.

The acquisition expands Accufacts' presence in the Southeast and its customer base of both national and regional companies.

Maglio, Inc. had revenues of approximately $1.3 million for the year ending 1998. Maglio, Inc. has recorded profits for each of its last five years and its revenues have grown approximately 30% per year since 1996. In 1998, the Greater Orlando Chamber of Commerce selected Maglio, Inc. as among the top 25 small businesses in Central Florida.

Phil Luizzo, Chairman and CEO of Accufacts, stated that "We are pleased that the acquisition of Maglio was completed on schedule. We have already begun to integrate Maglio's operations into Accufacts' automated systems and databases. We believe that this will increase Maglio's efficiencies and enable the combined entity to offer additional services to Maglio's existing customers. Richard Maglio, president and founder of Maglio, Inc. will assume the position of Vice President of Operations of Accufacts, and will assist in Maglio's transition and integration into Accufacts.

About Accufacts Pre-Employment Screening, Inc.

Accufacts focuses on assisting corporations in their hiring decisions by providing criminal, credit, social security verification, education and employment verification and driving record histories. With over four years of experience, Accufacts has retrievers in all 3,144 counties in the United States. Accufacts, therefore provides the necessary, accurate and updated information for its clients within 24 to 48 hours. Accufacts' clients consist mostly of mid to large corporations, including Toys R Us, JCPenney, Keyspan Energy, AT&T, and Federal Express. Accufacts, seeing small business' and individuals awareness as to the importance of knowing the backgrounds of the people they employ, do business with, or associate with, offers via their website, "Accufacts.com", simple and cost-effective-on-line searches.

This press release contains forward looking statements that involve a number of risks and uncertainties, including statements about the future benefits Accufacts expects to derive as a result of its acquisition of Maglio, Inc. and the market for pre-employment screening. There are a number of factors that could cause actual results to differ materially from those indicated. Such factors include without limitation, the ability to successfully integrate the two companies operations and the clients of Maglio, Inc. maintaining their accounts through the transition period; and the other factors set forth in the Company's 10SB12B.